Exhibit 99.1

Sphere Announces End of Litigation with Gryphon

STAMFORD, Connecticut, March 11, 2025 - Sphere 3D Corp. ("Sphere 3D" or the "Company") (Nasdaq: ANY) announced today that it has reached a confidential settlement with Gryphon Digital Mining, Inc. to resolve all claims against each other on mutually satisfactory terms that will result in the complete dismissal of the litigation.

"As a Company, we are focused on the future and our long-term strategy," said Kurt Kalbfleisch, Acting CEO. "Resolving this matter allows us to move on from this distraction and direct our time and resources toward strategic growth and delivering value to our stakeholders."

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) is a cryptocurrency miner growing its industrial-scale Bitcoin mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best-in-class data center operators. Sphere 3D is dedicated to growing shareholder value while honoring its commitment to strict environmental, social, and governance standards. For more information about Sphere 3D, please visit Sphere3D.com.

Safe Harbor

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to the Company's executive team continuing to execute on the Company's strategy, in addition to other matters discussed in this press release that are not purely historical data.  We do not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.  Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contemplated by such statements.  For more information concerning these and other possible risks, please refer to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2024 and other filings with the Securities and Exchange Commission, as well as recent press releases. These filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar/companysearch.html.

Sphere 3D Contacts

Investor.relations@sphere3d.com